Exhibit 14.1

CODE OF ETHICS FOR SENIOR OFFICERS

In addition to being bound by all provisions of the Code of Business Conduct of Multi-Fineline Electronix, Inc. (the “Company”), the Chief Executive Officer, the President, the Chief Financial Officer and key management employees (including other senior financial officers) who have been identified by the Board of Directors (each an “Officer,” and collectively, the “Officers”) are subject to the following additional specific policies (collectively referred to as the “Code of Ethics”):

1. The Officers are responsible for full, fair, accurate, timely and understandable disclosure in the reports and documents that the Company files with, or submits to, the Securities and Exchange Commission and in other public communications made by the Company. It is the responsibility of each Officer promptly to bring to the attention of the Chairperson of the Audit Committee (the “Audit Chair”) of the Board of Directors (the “Board”) any material information of which he or she may become aware that affects the disclosures made by the Company in its public filings.

2. Each Officer shall promptly bring to the attention of the Audit Chair any information he or she may have concerning (a) significant deficiencies in the design or operation of internal controls that could adversely affect the Company’s ability to record, process, summarize and report financial data or (b) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s financial reporting, disclosures or internal controls.

3. Each Officer shall act with honesty and integrity in the performance of his or her duties at the Company and shall comply with laws, rules and regulations of federal, state and local governments and other private and public regulatory agencies that affect the conduct of the Company’s business and the Company’s financial reporting.

4. Each Officer shall promptly bring to the attention of the Audit Chair any information he or she may have concerning evidence of a material violation of the securities or other laws, rules or regulations applicable to the Company and the operation of its business, by the Company or any agent thereof, or any violation of this Code of Ethics.

5. Each Officer shall avoid actual or apparent conflicts of interest between personal and business relationships, such as holding a substantial equity, debt or other financial interest in any competitor, supplier or customer of the Company or having a personal financial interest in any transaction involving the purchase or sale by the Company of any products, materials, equipment, services or property, other than through Company-sponsored programs. Any such actual or apparent conflicts of interest shall be brought to the attention of the Audit Chair.

6. The Audit Committee of the Board shall determine, or designate appropriate persons to determine, appropriate actions to be taken in the event of violations of this Code of Ethics by any Officer. Such actions shall be reasonably designed to deter wrongdoing and to promote accountability for adherence to this Code of Ethics, and may include written notices to the individual involved that the Audit Committee has determined that there has been a violation, censure by the Board, demotion or re-assignment of the individual involved, suspension with or without payor benefits and termination of the individual’s employment.

The Audit Committee of the Board shall consider any request for a waiver of this Code of Ethics and any amendments to this Code of Ethics and all such waivers or amendments shall be disclosed promptly as required by law.

ACKNOWLEDGEMENT FORM

I have received and read the Code of Ethics for Senior Officers, and I understand its contents. I agree to comply fully with the standards, policies, and procedures contained in the Code of Ethics and the Company’s related policies and procedures. I understand that I have an obligation to report to the Chairperson of the Audit Committee of the Board of Directors any suspected violations of the Code of Ethics of which I am aware. I certify that, except as fully disclosed in accordance with the terms of this Code of Ethics, I have not engaged in any transactions or activities that would constitute an actual or apparent conflict with the interests of the Company. I further certify that, except as noted below, I am otherwise in full compliance with the Code of Ethics and any related policies and procedures:

Printed Name
Signature
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